SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELIXIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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249 East Grand Avenue

P.O. Box 511

South San Francisco, CA 94083-0511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2010

To the Stockholders of Exelixis, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Exelixis, Inc., a Delaware corporation (“Exelixis”), will be held on Tuesday, May 18, 2010 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94083-0511 for the following purposes:

1.	To elect the three Class II nominees for director named in the accompanying Proxy Statement to hold office until the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 26, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 18, 2010 at 8:00 a.m., local time, at Exelixis’ offices located at 210 East Grand Avenue, South San Francisco, CA 94083-0511.

The Proxy Statement and Annual Report to stockholders are available at http://bnymellon.mobular.net/bnymellon/exel.

The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

/s/ JAMES B. BUCHER
JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

South San Francisco, California

April 13, 2010

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. YOU MAY ALSO BE ABLE TO SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INFORMATION PROVIDED WITH YOUR PROXY CARD OR VOTING INSTRUCTION FORM FOR FURTHER INFORMATION.

249 East Grand Avenue

P.O. Box 511

South San Francisco, CA 94083-0511

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Exelixis, Inc. (sometimes referred to as “we,” “us” or “Exelixis”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this Proxy Statement and accompanying proxy card on or about April 13, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 26, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 108,052,692 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 26, 2010 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 26, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the three Class II nominees for director named herein to hold office until the 2013 Annual Meeting of Stockholders; and

•	Ratification of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 31, 2010.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 from the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 17, 2010 to be counted.

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To vote on the Internet, go to http://www.proxyvoting.com/exel to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 17, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than the proxy card. You must follow these instructions in order for your bank, broker or other agent to vote your shares per your instructions. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, many brokers and banks provide the means to grant proxies to vote shares by telephone and via the Internet. If your shares are held in an account with a broker or bank providing such a service, you may grant a proxy to vote those shares by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “For” the election of each of the three Class II nominees for director named herein and (ii) “For” the ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in the following ways:

Stockholder of Record: Shares Registered in Your Name

•

Your proxy may be revoked by filing with the Secretary of Exelixis at our principal executive office, Exelixis, Inc., 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511, either (1) a written notice of revocation or (2) a duly executed proxy card bearing a later date.

•	Your proxy may also be revoked by granting a subsequent proxy by telephone or on the Internet (your latest telephone or Internet proxy is the one that is counted).

•	Your proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

•	If your shares are held by your broker or bank as nominee or agent, you should follow the instructions provided by your broker or bank to revoke any prior voting instructions.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 108,052,692 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions will be counted towards the number of shares considered to be present at the meeting for quorum purposes. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal, including the election of directors, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Therefore, if you do not give your broker or nominee specific instructions, your shares will not be voted on with respect to such “non-routine” proposal. Proposal 2 constitutes a “routine” management proposal. Shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present.

If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Withhold” and broker non-votes and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the three Class II nominees receiving the most “For” votes will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

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To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ended December 31, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Do I have dissenters’ rights?

We are organized as a corporation under Delaware law. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to any of the proposals set forth in this Proxy Statement and we will not independently provide the stockholders with any such rights.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Will other matters be voted on at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

What proxy materials are available on the Internet?

This Proxy Statement and our 2009 annual report to stockholders are available at http://bnymellon.mobular.net/bnymellon/exel.

What is the deadline for submitting stockholder proposals for the 2010 Annual Meeting?

To be considered for inclusion in the 2011 proxy materials, your proposal must be submitted in writing by December 14, 2010 to Exelixis’ Secretary at Exelixis, Inc., 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2011 Annual Meeting of Stockholders is not held between April 18, 2011 and June 17, 2011, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

If you wish to submit a proposal or nominate a director at the 2011 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing, in the manner set forth in our Bylaws, to Exelixis’ Secretary at Exelixis, Inc., 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511, to be received no earlier than the close of business on February 17, 2011, and no later than the close of business on March 19, 2011. However, if our 2011 Annual Meeting of Stockholders is not held between April 18, 2011 and June 17, 2011, then you must notify Exelixis’ Secretary, in writing, not earlier than the close of business on the 90th day prior to the date of the 2011 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 60th day prior to the date of the 2011 Annual Meeting of Stockholders or (ii) if we publicly announce the date of the 2011 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2011 Annual Meeting of Stockholders, the 10th day following the day that we first make such public announcement of the date of the 2011 Annual Meeting of Stockholders. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairperson of the 2011 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Our Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or, if sooner, until such director’s death, resignation or removal.

The Board of Directors presently has ten members. There are three directors in Class II whose term of office expires at the Annual Meeting. Each of the nominees for election to this class is currently a director of Exelixis who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2013 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee of the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Incorporated within each biography is a description of the specific experience, qualifications, attributes and skills of each director or director nominee that led our Board of Directors to conclude that the individual should serve as a director as of the date of this Proxy Statement.

Class II Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

Carl B. Feldbaum, Esq., age 66, has been a director since February 2007. Mr. Feldbaum is currently a member of the board of directors of Actelion, Ltd, a biopharmaceutical company, and previously served as a member of the board of directors of Connetics Corporation from 2005, until its acquisition by Stiefel Laboratories, Inc. in 2006. In 2009, Mr. Feldbaum was elected as chairman of BIO Ventures for Global Health, a non-profit organization, where he has served as a member of the board of directors since its inception in 2004. Mr. Feldbaum also serves as a member of the board of directors of the Biotechnology Institute, a non-profit organization dedicated to biotechnology education. Mr. Feldbaum is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of the Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was Assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. Mr. Feldbaum received an A.B. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School. Our Board of Directors has concluded that Mr. Feldbaum should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as an attorney, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as an executive officer and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Alan M. Garber, M.D., Ph.D., age 54, has been a director since January 2005. Dr. Garber has been the Henry J. Kaiser Jr. Professor and a Professor of Medicine at Stanford University since 1998. Dr. Garber is also a

Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber is the Director of the Center for Primary Care and Outcomes Research at Stanford University School of Medicine, the Center for Health Policy at Stanford University and the former Director of the Health Care Program of the National Bureau of Economic Research. He is a Senior Fellow at the Freeman Spogli Institute for International Studies at Stanford University and a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine, the American Society of Clinical Investigation and the Association of American Physicians. Dr. Garber is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. from Stanford University. Our Board of Directors has concluded that Dr. Garber should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and economist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Vincent T. Marchesi, M.D., Ph.D., age 74, has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine. Our Board of Directors has concluded that Dr. Marchesi should continue to serve as director of Exelixis as of the date of this Proxy Statement due particularly to his training as a physician and scientist and his research and experience in the fields of healthcare and life sciences, with a particular focus on biotechnology.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.

Class III Directors Continuing in Office Until the 2011 Annual Meeting

Frank McCormick, Ph.D., FRS, age 59, has been a director since July 2003. Since 1998, Dr. McCormick has been Director of the University of California, San Francisco (UCSF) Helen Diller Family Comprehensive Cancer Center and he is currently the Associate Dean, School of Medicine, UCSF. Dr. McCormick is the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF as well as the E. Dixon Heise Distinguished Professor in Oncology. From 1992 to 1998, Dr. McCormick was the founder and Chief Scientific Officer at Onyx Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1992, he served as Vice President of Therapeutic Research at Chiron Corporation, a pharmaceutical company, and from 1981 to 1990, he served as Vice President of Discovery Research with Cetus Corporation, a biotechnology company. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick currently serves as a member of Exelixis’ Scientific Advisory Board. Dr. McCormick was a Post-Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick holds a B.S. in Biochemistry from the University of Birmingham, England and a Ph.D. in Biochemistry from the University of Cambridge, England. Our Board of Directors has concluded that Dr. McCormick should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his extensive research and experience in the field of cancer and his knowledge and experience with policymaking and regulatory issues.

Stelios Papadopoulos, Ph.D., age 61, a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a co-founder of Anadys Pharmaceuticals, Inc., a publicly-held drug discovery and development company, and has served as a member of its board of directors since May 2000. Since July 2008, Dr. Papadopoulos has also served as a member of the board of directors of Biogen Idec, Inc., a publicly-held biopharmaceutical company. Dr. Papadopoulos previously served as a member of the board of directors of GenVec, Inc., a publicly-held biotechnology company from August 2003 until October 2006 and as a member of the board of directors of SGX Pharmaceuticals, Inc. from July 2001 to September 2006 prior to its acquisition by Eli Lilly and Company. Dr. Papadopoulos is a co-founder and member of the board of directors of Cellzome Inc., a privately held drug discovery company. Dr. Papadopoulos is vice-chairman of the board of directors of BG Medicine, Inc., a privately-held life sciences company, a member of the board of directors of Joule Biotechnologies, Inc., a privately-held biotechnology company, and a member of the Board of Directors of Regulus Therapeutics Inc., a privately-held biotechnology company. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke University Medical Center and a member of the board of directors of the National Marrow Donor Program. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University. Our Board of Directors has concluded that Dr. Papadopoulos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, his broad leadership experience resulting from extensive service on various boards, his knowledge and experience with respect to finance matters and his ability to bring historic knowledge and continuity to the board of directors.

George A. Scangos, Ph.D., age 61, has served as a director and as Exelixis’ President and Chief Executive Officer since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Since October 2003, Dr. Scangos has served as a member of the board of directors of Anadys Pharmaceuticals, Inc., where he assumed the role of Chairman of the board of directors in December 2005. Dr. Scangos has also served as a member of the board of directors of Entelos, Inc. since September 1997 and serves as a member of the board of directors of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH). Dr. Scangos serves as the Chair of the California Healthcare Institute (CHI), a member of the Board of the Global Alliance for TB Drug Development and as a director of Fondation Santé and BayBio. Dr. Scangos is also a member of the Board of Visitors of the University of California, San Francisco School of Pharmacy and the Board of Overseers of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. Our Board of Directors has concluded that Dr. Scangos should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his leadership role as the President and Chief Executive Officer of Exelixis. Beyond his role as Exelixis’ principal executive officer, the Board of Directors also considered Dr. Scangos’ extensive qualifications, including his training as a scientist, his significant knowledge and experience with respect to the biotechnology, healthcare and pharmaceutical industries, and comprehensive leadership background resulting from service on various boards, as an executive in the pharmaceutical industry and his ability to bring historic knowledge and continuity to the board of directors.

Lance Willsey, M.D., age 48, has been a director since April 1997. Dr. Willsey has been a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at

Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Since 2000, Dr. Willsey has served a member of the board of directors of Exact Sciences Corporation, a publicly-held biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University. Our Board of Directors has concluded that Dr. Willsey should continue to serve as a director of Exelixis as of the date of this Proxy Statement due particularly to his skill as a physician, his knowledge and experience with respect to the life sciences and healthcare industries, and his knowledge and experience with respect to finance matters.

Class I Directors Continuing in Office Until the 2012 Annual Meeting

Charles Cohen, Ph.D., age 59, has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Advent Healthcare Ventures, a venture capital firm. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG. Prior to that, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was a director and its Chief Executive Officer from 1985 to 1995. Currently, Dr. Cohen is the Chairman of the Supervisory Board of Cellzome AG, a post-genomics biotechnology company. Dr. Cohen has served as a member of the board of directors of various publicly-held biopharmaceutical companies, including Anadys Pharmaceuticals, Inc. from 2000 to 2005 and Anesiva, Inc. from 2005 to 2007. Dr. Cohen serves on the board of directors of several private companies. Dr. Cohen has also served as the Chief Executive Officer of several companies. Dr. Cohen received his Ph.D. from New York University School of Medicine. Our Board of Directors has concluded that Dr. Cohen should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the biotechnology, pharmaceutical and healthcare industries, his broad leadership experience resulting from service on various boards and as a chief executive officer, and his knowledge and experience with respect to finance matters.

George Poste, D.V.M., Ph.D., FRS, age 65, has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste serves on the Defense Science Board of the U.S. Department of Defense (and chairs the Task Force on Bioterrorism) and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Since February 2003, Dr. Poste has served as a member of the board of directors of Monsanto Company, a publicly-held provider of agricultural products and solutions. From April 2000 until August 2009, Dr. Poste served as the Non-Executive Chairman of Orchid Cellmark, Inc., a publicly-held DNA forensics company. Dr. Poste currently serves as the Vice Chairman and Chief Scientific Advisor for Caris Life Sciences, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England. Our Board of Directors has concluded that Dr. Poste should continue to serve as a director of Exelixis as of the date of this Proxy Statement due to particularly to his training as a scientist, his knowledge and experience with respect to the life sciences, healthcare and pharmaceutical industries, his broad leadership experience resulting from service on various boards, and his knowledge and experience with policymaking, regulatory issues and other governmental matters.

Jack L. Wyszomierski, age 54, has been a director since February 2004. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International,

LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Our Board of Directors has concluded that Mr. Wyszomierski should continue to serve as director of Exelixis as of the date of this Proxy Statement particularly due to his extensive financial reporting, accounting and finance experience, as well as his experience in the healthcare and life sciences industries. These qualities have also formed the basis for the Board of Directors’ decision to appoint Mr. Wyszomierski as a member and chairman of the Audit Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Corporate Governance Guidelines. We have adopted written corporate governance guidelines, which may be viewed at www.exelixis.com under the caption “Investors”. These guidelines include guidelines for determining director independence and qualifications for directors. Our Board regularly reviews, and modifies from time to time, the corporate governance guidelines, Board committee charters and Board practices. Please note that information found on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.

Code of Conduct and Ethics. We have adopted a Code of Conduct and Ethics that applies to all directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer. Our Board regularly reviews, and modifies from time to time, the Code of Conduct and Ethics. Our Code of Conduct and Ethics may be viewed at www.exelixis.com under the caption “Investors”. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on our website, at the address and location specified above and, to the extent required by the listing standards of the NASDAQ Stock Market, by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or the SEC, disclosing such information.

Director Independence. We have adopted standards for director independence pursuant to NASDAQ listing standards, which require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. An “independent director” means a person other than an officer or employee of Exelixis or one of our subsidiaries, or another individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Exelixis, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Drs. Cohen, Garber, Marchesi, McCormick, Papadopoulos, Poste and Willsey and Messrs. Wyszomierski and Feldbaum, who are nine of the ten members of the Board, represent a majority of the Board and are independent. In making this determination, the Board considered Exelixis’ research arrangements with universities at which Drs. Garber, Marchesi, McCormick and Poste serve as professors, as well as Exelixis’ commercial relationship with VWR International, for which Mr. Wyszomierski served as Executive Vice President and Chief Financial Officer until June 2009. After review of these arrangements and relationships, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Exelixis. Dr. Scangos, our President and Chief Executive Officer, is not an independent director by virtue of his employment with Exelixis. In addition, the Board has also determined that: (i) all directors who serve on the Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards; and (ii) all members of the Audit Committee meet the independence requirements under the Securities Exchange Act of 1934, as amended.

Board Leadership Structure. The Board does not have a formal policy on whether the role of chairman and chief executive officer should be separate or combined. Our Corporate Governance Guidelines provide that the Board will select its chairman and the chief executive officer in the manner it considers to be in the best interests of our company and those of our stockholders. Currently, we have an independent chairman of the board separate from the chief executive officer. The Board believes this bifurcated structure provides for sufficient independent oversight of management and strong Board leadership, while allowing for the effective management of company affairs. The Board believes that if the positions of chairman and chief executive officer are combined, the appointment of a lead independent director would be necessary for effective governance. Accordingly, our Corporate Governance Guidelines provide that if the roles are combined, the independent directors of the Board must appoint a lead independent director. Our Corporate Governance Guidelines provide that the lead independent director would: (i) preside at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors; (ii) have the authority to call meetings of the independent directors; (iii) serve as the principal liaison on Board-wide issues between the independent directors and the chairman; and (iv) have such other authority and duties as the Board may from time to time determine. The Board believes that this flexible approach provides it with the ability to establish a leadership structure based upon its judgment is in the best interests of our company and those of our stockholders at any given time.

Role of the Board in Risk Oversight. Management is responsible for identifying the various risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks that may exist from time to time. Management is also charged with the responsibility of implementing appropriate risk management policies and procedures and managing our risk exposure on a day-to-day basis. While we do not have a formal risk oversight policy, the Board, as a whole and through its various committees, conducts the risk oversight function for our company. In its risk oversight role, the Board evaluates whether management has reasonable controls in place to address material risks currently facing our company and those we may face in the future. The Board and its committees meet at regularly scheduled and special meetings throughout the year at which they are presented with information regarding risks facing the company. The Board also is presented with such information during monthly teleconferences among our Board and senior management established to provide the members of our Board with more frequent business updates. Following consideration of the information provided by management, the Board provides feedback, makes recommendations and, as needed, issues directives to management to address our risk exposure.

Stockholder Communications with the Board. Security holders may send communications to the Board by mail at 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511, by facsimile at (650) 837-7951 or by e-mail at info@exelixis.com, each of the foregoing sent “Attn: Board of Directors.”

Board Committees and Meetings

During the fiscal year ended January 1, 2010, the Board held six meetings. As required under applicable NASDAQ listing standards, during the fiscal year ended January 1, 2010, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. During the fiscal year ended January 1, 2010, all of our directors attended at least 75% of the total meetings of the Board and of the committees on which they served during the period for which they were a director or committee member, respectively.

In 2009, the Board had an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process, ensures the integrity of our financial statements and has been designated as the Qualified Legal Compliance Committee within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations. The Audit Committee performs several functions, such as evaluating the performance of, and assessing the qualifications of, the independent registered public accounting firm; determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviewing and approving the engagement of the independent registered public accounting firm to perform any proposed permissible services and appropriate compensation thereof; reviewing, providing oversight of and approving related party transactions; establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Exelixis regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K; discussing with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statement reviews; and

resolving any disagreements between the independent registered public accounting firm and management. The Audit Committee also has the specific responsibilities and authority necessary to comply with the listing standards of the NASDAQ Stock Market applicable to audit committees.

During 2009, the Audit Committee was comprised of three independent directors, Drs. Cohen and Willsey and Mr. Wyszomierski (chairman). The Board has determined that Mr. Wyszomierski is an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met five times during the fiscal year ended January 1, 2010. The Audit Committee’s report is set forth in “Report of the Audit Committee” below. The Audit Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors”.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to: oversee all aspects of our corporate governance functions on behalf of the Board; make recommendations to the Board regarding corporate governance issues; identify, review and evaluate candidates to serve as directors; serve as a focal point for communication between such candidates, non-committee directors and management; recommend such candidates to the Board and make such other recommendations to the Board regarding affairs relating to the directors, including director compensation; and develop a set of corporate governance principles for Exelixis. During 2009, the Nominating and Corporate Governance Committee was comprised of three independent directors, Drs. Garber (chairman) and Poste and Mr. Feldbaum. The Nominating and Corporate Governance Committee held two meetings in 2009. The committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors”.

Because we are an emerging biopharmaceutical company with rapidly evolving and expanding research and clinical programs, the Board does not believe that it is appropriate to adopt, and the Nominating and Corporate Governance Committee has not adopted, a formal policy with respect to a fixed set of minimum qualifications for its candidates for membership on the Board. Instead, in considering candidates for directorship, the Nominating and Corporate Governance Committee will generally consider all relevant factors, including the candidate’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to us, the availability of the candidate to devote sufficient time and attention to the affairs of Exelixis, the existence of any relationship that would interfere with the exercise of the candidate’s independent judgment, and the candidate’s demonstrated character and judgment. In the review process, the Nominating and Corporate Governance Committee evaluates prospective candidates for directorship in the context of the existing membership of the Board (including the qualities and skills of the existing directors), our operating requirements and the long-term interests of our stockholders. The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee believes that the factors considered above enable it to identify director candidates that possess a wide range of backgrounds, industry knowledge, skills and experiences.

The Nominating and Corporate Governance Committee generally will consider and assess all candidates recommended by our directors, officers and stockholders. In previous years, we engaged an executive search firm to assist the committee in identifying and recruiting potential candidates for membership on the Board. The Nominating and Corporate Governance Committee intends to consider stockholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee has not received any recommended nominations from any of our stockholders in connection with the 2010 Annual Meeting. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. If, after its review, the Nominating and Corporate Governance Committee supports a candidate, it would recommend the candidate for consideration by the full Board.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee within the timeframe specified in our Bylaws that is applicable to matters to be brought before an Annual Meeting of Stockholders as set forth under “Questions and Answers About this Proxy Material and Voting” above. Such communications should be sent to the following address: Exelixis, Inc., 249 East Grand Ave., P.O. Box 511, South San Francisco, California 94083-0511, Attn: Nominating and Corporate Governance Committee of the Board of Directors. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected.

Compensation Committee

The purpose of the Compensation Committee is to: oversee our compensation policies, plans and programs; review and determine the compensation to be paid to officers and directors; review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in our proxy statements and other filings; and prepare and review the Compensation Committee’s report included in our annual proxy statement or annual report on Form 10-K, as applicable, in accordance with applicable rules and regulations of the SEC. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers, establishes and reviews general policies relating to compensation and benefits of employees, including executive officers, and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans.

During 2009, the Compensation Committee was comprised of three independent directors, Drs. Cohen (chairman), Marchesi and Willsey. The Compensation Committee met twelve times during the fiscal year ended January 1, 2010. The Compensation Committee’s report is set forth in “Compensation Committee Report” below. Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below. The Compensation Committee has adopted a written charter, which is available on our website at www.exelixis.com under the caption “Investors”.

For information regarding our processes and procedures for the consideration and determination of director compensation, please see “—Compensation of Directors” below.

Research and Development Committee

The Research and Development Committee, which was established effective January 1, 2006, is responsible for advising Exelixis and the Board on matters of scientific importance as the Board, in consultation with management, may designate from time to time. The Research and Development Committee has adopted a written charter, which is not available on our website. During 2009, the Research and Development Committee was comprised of three members, Drs. McCormick, Marchesi and Poste (chairman), and met two times during the fiscal year ended January 1, 2010.

Annual Meeting; Attendance

The Board does not have a formal policy with respect to the attendance of its members at Annual Meetings of Stockholders. Dr. Scangos and Mr. Feldbaum were the only members of the Board in attendance at the 2009 Annual Meeting of Stockholders.

Compensation of Directors

Cash Compensation Arrangements

The table below provides information regarding the cash compensation arrangements for our non-employee directors for 2009 and 2010. Dr. Scangos receives no compensation in his capacity as a member of the Board.

Cash Compensation

		2009	2010
Board	Retainer Fee	$20,000	$20,000
	Additional Chair Retainer Fee	25,000	30,000
	Regular Meeting Fee	2,500	2,500
	Special Meeting Fee(1)	1,000	1,000

Audit Committee	Retainer Fee	6,000	6,000
	Additional Chair Retainer Fee	10,000	15,000
	Meeting Fee(2)	1,000	1,000

Compensation Committee	Retainer Fee	5,000	5,000
	Additional Chair Retainer Fee	5,000	10,000
	Meeting Fee(2)	1,000	1,000

Nominating & Corporate Governance Committee	Retainer Fee	5,000	5,000
	Additional Chair Retainer Fee	5,000	10,000
	Meeting Fee(2)	1,000	1,000

Research & Development Committee	Retainer Fee	10,000	10,000
	Additional Chair Retainer Fee	10,000	10,000
	Meeting Fee(2)	5,000	5,000

(1)	Meeting at which minutes are generated.
(2)	In-person meeting or teleconference at which minutes are generated.

Equity Compensation Arrangements

In January 2000, we adopted the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to directors who are not employees of Exelixis or of any of our affiliates. Such options are granted automatically, without further action by us, the Board or our stockholders. Under the terms of the Directors’ Plan, all non-employee directors receive a one-time initial option to purchase 25,000 shares of common stock when they first join the Board. In addition, all non-employee directors receive an annual option to purchase 15,000 shares of common stock on the day following each Annual Meeting of Stockholders. In light of the overall conditions in the financial markets and reductions in bonus payments and options granted to our employees, for 2009, each non-employee director waived his right to receive 25% of the shares covered by the annual option grant. Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of a share of common stock on the grant date. Under the terms of the Directors’ Plan, the initial options to purchase 25,000 shares are immediately exercisable but will vest at the rate of 25% of the shares on the first anniversary of the grant date and monthly thereafter over the next three years. The annual grants are exercisable immediately but will vest monthly over a one-year period. As long as the optionholder continues to serve with us or with an affiliate of us, the option will continue to vest and be exercisable during its term. When the optionholder’s service terminates, we will have the right to repurchase any unvested shares acquired upon exercise of the option at the original exercise price, without interest. All options granted under the Directors’ Plan have a term of ten years and are generally set to terminate three months after a non-employee director’s service terminates, with certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or the optionholder’s death or disability. In the event of a merger of Exelixis with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving Exelixis, any surviving entity will either assume or replace all outstanding options under the Directors’ Plan; otherwise, the vesting of the options will accelerate in full.

During 2009, we granted options covering 11,250 shares to each of our non-employee directors, at an exercise price per share of $4.16. The exercise price for each of these grants equaled the fair market value of our common stock at the date of grant (based on the last reported sale price as quoted on the NASDAQ Global Select Market on the last trading day prior to the day of grant).

Reimbursement of Expenses

The members of the Board are also eligible for reimbursement of expenses incurred in connection with their attendance of Board meetings in accordance with our policy. In 2009, total reimbursement for such expenses was approximately $30,058.

Processes and Procedures for Determining Director Compensation

Our Nominating and Corporate Governance Committee is responsible for recommending to the Board for approval the annual compensation for our non-employee directors. The Nominating and Corporate Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies with respect to non-employee directors. For non-employee director compensation decisions, the Nominating and Corporate Governance Committee typically considers information provided Remedy Compensation Consulting, a compensation consultant we have retained to compile benchmark and industry compensation data. Dr. Scangos, Lupe Rivera, our Executive Vice President, Operations, Pamela Simonton, our Executive President and General Counsel, and James Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in a discussion with the Nominating and Corporate Governance Committee regarding the 2010 compensation decisions for non-employee directors. However, none of these officers participated in the determination of non-employee director compensation. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of non-employee director compensation for 2010. The Nominating and Corporate Governance Committee does not delegate any of its functions to others in determining non-employee director compensation, and we do not currently engage any other consultants with respect to director compensation matters.

The Nominating and Corporate Governance Committee benchmarks cash compensation as well as compensation in the form of stock options for non-employee directors. The Nominating and Corporate Governance Committee uses peer group data primarily to insure that our compensation program for non-employee directors as a whole is competitive. The list of our peer companies used for reference in setting 2010 compensation for our non-employee directors is the same as that used for reference in setting base salaries for our executive officers. For a more detailed discussion of our peer list, please see “Compensation of Executive Officers—Compensation Discussion and Analysis.”

After the Nominating and Corporate Governance Committee finalizes its recommendations regarding compensation for our non-employee directors, the Nominating and Corporate Governance Committee presents its recommendations to the full Board for consideration and approval.

Director Compensation Table

The following table shows compensation information for our non-employee directors for the fiscal year ended January 1, 2010.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total($)
Charles Cohen, Ph.D. (2)	65,000	27,951	92,951
Carl B. Feldbaum, Esq. (2)	39,000	27,951	66,951
Alan M. Garber, M.D., Ph.D. (2)	44,000	27,951	71,951
Vincent T. Marchesi, M.D., Ph.D. (2)	69,000	27,951	96,951
Frank McCormick, Ph.D., FRS (2)(3)	52,000	27,951	79,951
Stelios Papadopoulos, Ph.D. (2)	57,000	27,951	84,951
George Poste, D.V.M., Ph.D., FRS (2)	65,500	27,951	93,451
Lance Willsey, M.D. (2)	59,000	27,951	86,951
Jack L. Wyszomierski (2)	53,000	27,951	80,951

(1)	Amounts shown in this column reflect the aggregate grant date fair value for the option awards granted in 2009 as computed in accordance with Financial Accounting Standards Board ASC Topic 718, or ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2010, filed with the SEC on March 10, 2010. The amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No stock options were forfeited by any of our directors during the fiscal year ended January 1, 2010. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the director) or that the value on exercise will be equal to the grant date fair value shown in this column.
(2)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of January 1, 2010 was as follows: 111,250 shares for Dr. Cohen, 61,250 shares for Mr. Feldbaum, 81,250 shares for Dr. Garber, 101,250 shares for Dr. Marchesi, 91,250 shares for Dr. McCormick, 211,250 shares for Dr. Papadopoulos, 81,250 shares for Dr. Poste, 111,250 shares for Dr. Willsey and 91,250 shares for Mr. Wyszomierski.
(3)	Dr. McCormick also serves as a member of our Scientific Advisory Board. Dr. McCormick does not receive any additional compensation in consideration for such service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the Compensation Committee was comprised of Drs. Cohen, Marchesi and Willsey. None of the members of the Compensation Committee during 2009 has at any time been an officer or employee of Exelixis, except that Dr. Cohen served as our acting Chief Scientific Officer from December 1995 to April 1997 and was named as an officer of one of our former subsidiaries from 2001 through March 2005, for which he did not receive any compensation. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee of the Board of Directors of Exelixis, Inc., comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended January 1, 2010.

Compensation Committee:

Vincent Marchesi

Lance Willsey

Charles Cohen, Chairman

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee of the Board of Directors of Exelixis, Inc. (the “Company”) serves as the representative of the Board of Directors for (a) overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (b) reviewing the Company’s financial reporting process and systems of internal accounting and financial controls, and (c) ensuring the independence of the outside auditors and the performance of an annual independent audit of the Company’s financial statements. Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee maintains a written charter that outlines its responsibilities. Management of the Company has primary responsibility for preparing the Company’s consolidated financial statements, ensuring the integrity of such data and establishing the financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an annual audit of the Company’s consolidated financial statements, reviewing the Company’s unaudited interim financial statements and expressing an opinion as to the conformity of the annual financial statements with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. Based on this background, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the fiscal year ended January 1, 2010 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee has also discussed with management the process used to support the certifications of the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission (the “SEC”).

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380), other standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), rules of the SEC and other applicable regulations.

3. The Audit Committee has received and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company. The Audit Committee has also considered whether the provision of non-audit services to the Company by the independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not deemed to be incorporated by reference in any filing of Exelixis under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

4. Based on review and discussion of the matters set forth in paragraphs (1) through (3) above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above and management’s assessment of the effectiveness of the Company’s internal control over financial accounting be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2010 for filing with the SEC.

The Audit Committee has also selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has presented its selection to the Board of Directors to present to the stockholders for ratification.

Audit Committee:

Charles Cohen

Lance Willsey

Jack Wyszomierski, Chairman

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending January 1, 2010. The Board, on behalf of the Audit Committee, has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements for each of the eight fiscal years in the period ended January 1, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Exelixis and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

On Behalf of the Audit Committee, the Board of Directors Recommends a Vote in Favor of Proposal 2.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the last two fiscal years for the services described below are as follows:

	Fiscal Year Ended
	January 1, 2010	January 2, 2009
Audit Fees (1)	$839,565	$811,612
Audit Related Fees (2)	28,031	57,800
Tax Fees (3)	—	55,000
All Other Fees (4)	2,445	1,500

Total Fees	$870,041	$925,912

(1)	“Audit fees” consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	“Audit-related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” During fiscal 2009 and 2008, these services included consultations relating to various transactions of Exelixis.
(3)	“Tax fees” include fees for tax compliance. No tax fees were billed during fiscal 2009.
(4)	“All other fees” consist of fees for products and services other than the services described above. During fiscal 2009 and 2008, these fees related to an online subscription to an Ernst & Young LLP database.

All fees described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval of Services

During 2009 and 2008, the Audit Committee of the Board pre-approved the audit and non-audit services to be performed by Exelixis’ independent registered public accounting firm, Ernst & Young LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of our financial statements. The Audit Committee pre-approves all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee or its chairman, whom the Audit Committee has designated as a one-person subcommittee with pre-approval authority, pre-approved all audit fees, audit-related fees, tax fees and other fees in 2009 and 2008. Any pre-approvals by the subcommittee must be and were presented to the Audit Committee at its next scheduled meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2010 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Exelixis as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address of each of the individuals named below is: c/o Exelixis, Inc., 249 East Grand Ave., P.O. Box 511, South San Francisco, California 94083-0511.

	Beneficially Owned(1)
Beneficial Owner	Number of Shares	Percent of Total
Executive Officers and Directors
George A. Scangos, Ph.D. (2)	4,509,925	4.06%
Michael M. Morrissey, Ph.D. (3)	1,060,026	*
Frank L. Karbe (4)	758,468	*
Frances K. Heller, J.D. (5)	107,044	*
Gisela M. Schwab (6)	343,905	*
Stelios Papadopoulos, Ph.D. (7)	1,165,206	1.08%
Charles Cohen, Ph.D. (8)	281,875	*
Carl B. Feldbaum, Esq. (9)	61,250	*
Alan M. Garber, M.D., Ph.D. (10)	81,250	*
Vincent T. Marchesi, M.D., Ph.D. (11)	123,250	*
Frank McCormick, Ph.D. (12)	91,250	*
George Poste, D.V.M., Ph.D. (13)	81,250	*
Lance Willsey, M.D. (14)	198,750	*
Jack Wyszomierski (15)	91,250	*
All current directors and executive officers as a group (17 persons) (16)	9,645,657	8.39%

5% Stockholders

Entities Associated with FMR LLC (17)	16,108,007	14.92%
82 Devonshire Street
Boston, Massachusetts 02109

T. Rowe Price Associates, Inc. (18)	11,951,555	11.07%
100 E Pratt Street
Baltimore, Maryland 21202

BlackRock Inc. (19)	7,688,044	7.12%
400 Howard Street
San Francisco, California 94105

*	Less than one percent
(1)	This table is based upon information supplied by executive officers and directors and upon information gathered by us about principal stockholders known to us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 107,959,416 shares outstanding on March 1, 2010, adjusted as required by rules promulgated by the SEC. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 1, 2010, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days of March 1, 2010. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	Includes 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Jennifer Wilson Scangos Trust, and 8,963 shares held by Dr. Scangos and Leslie S. Wilson, as Trustees of The Katherine Wilson Scangos Trust. Also includes 3,212,497 shares Dr. Scangos has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010. Also includes 100,000 shares held by Dr. Scangos as Trustee to the Scangos 2008 Grantor Retained Annuity Trust. Also includes 5,087 shares held by Dr. Scangos under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(3)	Includes 42,500 shares held by Dr. Morrissey and Meghan D. Morrissey, Trustees of the Morrissey Family Living Trust, dated July 21, 1994, as amended. Also includes 1,012,289 shares Mr. Morrissey has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010. Also includes 5,237 shares held by Mr. Morrissey under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(4)	Includes 716,872 shares Mr. Karbe has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010. Also includes 2,097 shares held by Mr. Karbe under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(5)	Includes 105,414 shares Ms. Heller has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010. Also includes 130 shares held by Ms. Heller under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(6)	Includes 334,059 shares Dr. Schwab has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010. Also includes 2,524 shares held by Dr. Schwab under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(7)	Includes 10,000 shares held by Fondation Santé, of which Dr. Papadopoulos is a co-trustee. Also includes 211,250 shares Dr. Papadopoulos has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(8)	Includes 111,250 shares Dr. Cohen has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(9)	Consists solely of 61,250 shares Mr. Feldbaum has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(10)	Consists solely of 81,250 shares Dr. Garber has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(11)	Includes 101,250 shares Dr. Marchesi has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(12)	Consists solely of 91,250 shares Dr. McCormick has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(13)	Consists solely of 81,250 shares Dr. Poste has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(14)	Includes 111,250 shares Dr. Willsey has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(15)	Consists solely of 91,250 shares Mr. Wyszomierski has the right to acquire pursuant to options exercisable within 60 days of March 1, 2010.
(16)	Total number of shares includes 2,619,211 shares of common stock held by our directors and executive officers as of March 1, 2010 and entities affiliated with such directors and executive officers. Also includes 6,999,460 shares issuable upon exercise of options exercisable within 60 days of March 1, 2010. Also includes 26,986 shares held by executive officers under our 401(k) Retirement Plan, determined based upon information provided in plan statements.
(17)

Fidelity Management & Research Company (“Fidelity”), Pyramis Global Advisors, LLC (“PGALLC”), Pryamis Global Advisor Trust Company (“PGATC”) and Fidelity International Limited (“FIL” and together with Fidelity, PGALLC and PGATC, the “Fidelity Investment Advisers”), are wholly owned subsidiaries of FMR LLC, investment advisers and the beneficial owners of 15,429,999, 21,200, 596,908 and 59,900 shares of our common stock, respectively, as a result of acting as the investment advisers to various investment companies (the “Fidelity Funds”). Each of FMR LLC and Edward C. Johnson 3rd, Chairman of FMR LLC, through their control of the Fidelity Investment Advisors and its funds, has sole power to dispose of the 15,429,999 shares owned by the Fidelity Funds. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ boards of trustees. Each of Edward C. Johnson 3rd and FMR LLC, through its control of PGALLC, has sole dispositive power over 21,200 shares and sole power to vote or direct the voting of 21,200 shares owned by the institutional accounts or funds advised by PGALLC. Each of Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, has sole dispositive power over 596,908 shares and sole power to vote or direct the voting of 529,089 shares owned by the institutional accounts or funds advised by PGATC. Fidelity Investment Advisers carry out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 16, 2010, which provides information only as of December 31, 2009 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2009 and March 1, 2010.

(18)	These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates reported that it has sole dispositive power over such shares and sole voting power over 3,277,665 of such shares. The foregoing information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2010, which provides information only as of December 31, 2009 and, consequently, the beneficial ownership of above-mentioned reporting person may have changed between December 31, 2009 and March 1, 2010.
(19)	BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and affiliated entities (“Barclays entities”) on December 1, 2009, is now deemed the parent company of the Barclays entities, and has beneficial ownership of 7,688,044 shares. The foregoing information is based solely on a Schedule 13G filed with the SEC on January 29, 2010, which provides information only as of December 31, 2009 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2009 and March 1, 2010.

EXECUTIVE OFFICERS

The following chart sets forth certain information regarding our executive officers as of March 26, 2010:

Name	Age	Position
George A. Scangos, Ph.D. (1)	61	President, Chief Executive Officer and Director

Michael M. Morrissey, Ph.D.	49	President of Research and Development

Frank L. Karbe	41	Executive Vice President and Chief Financial Officer

Frances K. Heller, J.D.	43	Executive Vice President, Business Development

Gisela M. Schwab, M.D.	53	Executive Vice President and Chief Medical Officer

Pamela A. Simonton, J.D., LL.M.	60	Executive Vice President and General Counsel

Peter Lamb, Ph.D.	49	Executive Vice President, Discovery Research and Chief Scientific Officer

Lupe M. Rivera	43	Executive Vice President, Operations

(1)	Please see “Class III Directors Continuing in Office Until the 2011 Annual Meeting” in this Proxy Statement for more information about Dr. Scangos.

Michael M. Morrissey, Ph.D., has served as President of Research and Development since January 2007. From January 2006 until December 2006, Dr. Morrissey served as Executive Vice President, Discovery. From January 2003 to December 2005, Dr. Morrissey served as Senior Vice President, Discovery. Previously, he served as Vice President of Discovery Research from February 2000 through December 2002. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, he served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

Frank L. Karbe has served as Executive Vice President and Chief Financial Officer since July 2007. From February 2004 to July 2007, Mr. Karbe served as Senior Vice President, Chief Financial Officer. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Since January 2010, Mr. Karbe has served as a member of the board of directors of Tekmira Pharmaceuticals Corporation, a publicly-held biopharmaceutical company. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Frances K. Heller, J.D., has served as Executive Vice President, Business Development since August 2008. From December 2003 until she joined Exelixis, Ms. Heller was head of Strategic Alliances at Novartis Institutes for Biomedical Research (NIBR), the global research organization for Novartis AG. Prior to NIBR, from 2001 to 2003, Ms. Heller served as Vice President of Corporate Development & Legal Affairs at Signature BioScience, Inc., an oncology drug discovery company, where she oversaw all business development and legal activities. Prior to Signature Bioscience, from 1998 to 2001 Ms. Heller held positions of increasing responsibility at Celera Genomics, most recently serving as Corporate and Intellectual Property Counsel and head of the legal department with responsibility for corporate and business transactions and gene discovery collaborations. Ms. Heller is a member of the California State Bar and is licensed by the United States Patent and Trademark Office. She received her J.D. degree from the Golden Gate University School of Law, her M.A. in biology from American University and her B.S. in biology from Tulane University.

Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as Vice President, Clinical Development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team Leader. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President and General Counsel since January 2008. Previously, she served as Senior Vice President, Patents and Licensing from January 2004 until December 2007. In addition, she served as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton is admitted to practice in California (RIHC), the District of Columbia and Florida and before the United States Patent and Trademark Office. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from George Washington University.

Peter Lamb, Ph.D., has served as Executive Vice President and Chief Scientific Officer since September 2009. Previously, he served as Senior Vice President, Discovery Research and Chief Scientific Officer from January 2007 until September 2009, as Vice President, Discovery Pharmacology from December 2003 until January 2007 and as Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. Prior to joining Exelixis, from June 1992 until September 2000, Dr. Lamb held positions of increasing responsibility at Ligand Pharmaceuticals, most recently serving as Director of Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending US patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

Lupe M. Rivera has served as Executive Vice President, Operations since January 2010. Previously, Ms. Rivera served as Senior Vice President, Operations from July 2007 until January 2010, as Senior Vice President, Human Resources and Communications from January 2007 through June 2007, as Vice President, Human Resources from July 2004 through December 2006, and as Human Resources Director from January 2002 through June 2004. Ms. Rivera joined Exelixis in 2002 from AT&T’s Digital Subscriber Line (DSL) unit where she held the position of District Manager, Human Resources. Prior to joining AT&T, Ms. Rivera was Director, Human Resources for NorthPoint Communications, and prior to that she held various positions with Deltanet, an information technology company. Ms. Rivera also spent twelve years in banking with Valley National Bank of Arizona, Bank One, Arizona and Bank One, Utah. Ms. Rivera holds a Masters Degree in Human Resources & Organization Development from University of San Francisco. Ms. Rivera is a certified Senior Professional in Human Resources (SPHR) by the Human Resource Certification Institute and a Certified Compensation Professional (CCP) from World at Work (formerly known as the American Compensation Association).

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Objectives of the Compensation Program

We are committed to discovering, developing and commercializing innovative therapies for the treatment of cancer and other serious diseases. Through our integrated drug discovery and development activities, we are building a portfolio of novel compounds that we believe have the potential to be high-quality, differentiated pharmaceutical products that can make a meaningful difference in the lives of patients. The majority of our programs focus on discovery and development of small molecule drugs for cancer. The success of development-stage biotechnology companies is significantly influenced by the quality of their workforces, and while we recently completed a restructuring that resulted in a significant reduction in our number of employees, we believe that it is critical to our business that we retain our current highly qualified employees, including our executive officers in particular. We believe retention of our remaining employees is particularly important since we continue to maintain an integrated research and development organization following our workforce reduction, which was which was weighted towards our drug discovery group. Despite the current economic environment, large pharmaceutical companies and strong local competitors aggressively recruit executives and other skilled employees, with the most critical positions at our company among those that are the most in demand by our competitors. In light of these circumstances, the overall objective of our compensation program is to support our business objectives by attracting, retaining and motivating the highest caliber of executives and other employees.

The goals of our executive compensation program are to align compensation with business objectives and performance and with the interests of our stockholders and to enable us to attract, retain and reward executive officers for extraordinary performance. We pay cash compensation to provide an appropriate and competitive level of current cash income and to reward, in the case of any bonus or salary increase, superior performance over the past year. As discussed in further detail below, our 2009 compensation program for our Named Executive Officers (as defined in “Summary of Compensation” below) consisted of, and was intended to strike a balance among, the following three principal components:

•

Base Salary. Base salary for each of our Named Executive Officers is based principally on a review of the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s expected future contributions, each Named Executive Officer’s tenure and market and benchmark data for our industry and specific peer group, as well as applicable market pressures.

•

Bonus. Annual cash bonuses are discretionary but generally follow guidelines that set bonus targets based on the seniority of the applicable position and take into account the achievement of objectives.

•

Equity Incentive Compensation. Long-term incentive awards, comprised of stock option and restricted stock unit grants, are designed to ensure that incentive compensation is linked to our long-term performance and to align our Named Executive Officers’ performance objectives with the interests of our stockholders. Stock options and restricted stock units were granted to our Named Executive Officers both as a reward for past individual and corporate performance and as an incentive for future performance based on the factors set forth above with respect to base salaries, also taking into account the percentage of vested versus unvested options, and the exercise prices thereof, held by each Named Executive Officer.

In addition, we have a Change in Control and Severance Benefit Plan in which all of our Named Executive Officers participate.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term incentive compensation, or between cash and non-cash compensation. However, the Compensation Committee uses its judgment to establish for each Named Executive Officer a mix of current and long-term incentive compensation, and cash and non-cash compensation it believes appropriate to achieve the objectives described above.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee acts on behalf of the Board in discharging the Board’s responsibilities with respect to overseeing our compensation policies, plans and programs and establishing and reviewing general policies relating to compensation and benefits of our employees. The Compensation Committee also administers our 2000 Equity Incentive Plan and our other benefit plans. For executive compensation decisions, including decisions relating to the grant of stock options and restricted stock units to Named Executive Officers, the Compensation Committee typically considers the recommendations of Dr. Scangos, our Chief Executive Officer, and Dr. Scangos typically participates in the Compensation Committee’s deliberations about Named Executive Officer compensation matters. Dr. Scangos and our Compensation Committee also consider the recommendations of Dr. Morrissey, our President of Research and Development, with respect to officers who report to Dr. Morrissey. Dr. Scangos, Lupe Rivera, our Executive Vice President, Operations, Pamela Simonton, our Executive President and General Counsel, Frank Karbe, our Executive Vice President and Chief Financial Officer, and James Bucher, our Vice President, Corporate Legal Affairs and Secretary, participated in discussions with the Compensation Committee regarding the 2009 and 2010 compensation decisions for all employees, including the Named Executive Officers. However, none of these officers participated in the determination of his or her own compensation, nor did he or she participate in deliberations with respect thereto. Our Chief Executive Officer also annually develops our research and development and other business goals, which are reviewed and, subject to their input, approved by the Compensation Committee and/or the Board. In determining their Named Executive Officer compensation recommendations, Dr. Scangos and Dr. Morrissey solicit the input of, and receive documentary support from, Ms. Rivera, who was responsible for our human resources function in connection with compensation decisions for 2009 and 2010 to date. The Compensation Committee also receives documentary support, including benchmark and industry data from third-party salary survey sources and a compensation consultant, from Ms. Rivera. In addition, the Compensation Committee received documentary support and input from Ms. Simonton, Mr. Karbe and Mr. Bucher with respect to equity compensation. Except as described above, no other executive officers participated in the determination or recommendation of the amount or form of Named Executive Officer compensation. We also retained the consulting firm Remedy Compensation Consulting to compile benchmark and industry compensation data, and the consulting firm Radford, an Aon Consulting Company, to assist with equity compensation matters. The Compensation Committee does not delegate any of its functions to others in determining executive compensation, and we do not currently engage any other consultants with respect to executive and/or director compensation matters.

Compensation Committee Process

In setting the level of cash and equity compensation for our Named Executive Officers, the Compensation Committee considers various factors, including the performance of Exelixis and each Named Executive Officer during the prior year, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s performance and expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure, market pressure and the percentage of vested versus unvested options held by each Named Executive Officer. In 2009, the Compensation Committee’s decisions with respect to long-term compensation were also significantly impacted by the expiration of the 2000 Equity Incentive Plan in January 2010. See “2009 and 2010 Compensation Decisions—General” below. When establishing each element of a Named Executive Officer’s compensation, the Compensation Committee also takes into consideration the Named Executive Officer’s historical cash and equity compensation as well as his or her total current and potential compensation.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable publicly held companies. To this end, the Compensation Committee reviews market and benchmark data, which include competitive information relating to compensation levels for comparable positions in the biotechnology and life sciences industries, as well as the compensation levels of our Named Executive Officers. In conjunction with its review, the Compensation Committee reviews peer company data obtained from publicly filed proxy statements and reviewed the following benchmark surveys in connection with its compensation decisions in December 2009 and March 2010: AON Radford Global Life Sciences Survey and ORC Worldwide SIRS Executive Compensation Survey.

The list of our peer companies used for reference in setting base salaries and bonus targets for 2009 was based on a list initially developed and approved by our Nominating and Corporate Governance Committee and Board in 2007. At that time, our peer companies used for reference in setting base salaries and bonus targets were selected by eliminating from a list of U.S.-listed biotechnology companies those companies that our Nominating and Corporate Governance Committee deemed not suitable for comparison purposes because, at the time that the peer list was determined, (a) they were not U.S. companies, (b) their operations were not directly comparable to our operations, such as companies specializing in drug delivery technologies or tools, (c) they had a market capitalization in excess of $4.0 billion or less than $250.0 million, (d) they had more than 1,500 or fewer than 100 employees, (e) they were not clinical development-stage companies or (f) a substantial portion of their revenues were related to marketed products. In 2008, the Nominating and Corporate Governance Committee and Board assessed the continued appropriateness of the peer group initially established in 2007 and determined that it remained appropriate for reference in setting base salaries and bonus targets for 2009, with the addition of one company that the Nominating and Corporate Governance Committee and Board considered a comparable company despite the foregoing metrics. In 2009, the Compensation Committee, Nominating and Corporate Governance Committee and the full Board assessed the continued appropriateness of this peer group and determined not to make any changes in the peer group referenced in assessing long-term equity-based incentive compensation for 2009 and setting base salaries and bonus targets for 2010. This decision was based on the substantial volatility in the performance of companies that could be considered our peers based on overall market and economic conditions and the resulting inability to make appropriate decisions as to changes to the peer group based on available information.

The companies comprising our peer group for reference in setting base salaries and bonus targets for 2009, assessing long-term equity-based incentive compensation for 2009 and setting base salaries and bonus targets for 2010 were:

Acadia Pharmaceuticals Inc.	Cytokinetics Inc.	Neurocrine Biosciences Inc.
Affymax, Inc.	Dendreon Corporation	Regeneron Pharmaceuticals Inc
Alnylam Pharmaceuticals Inc.	Geron Corp.	Rigel Pharmaceuticals Inc
Altus Pharmaceuticals Inc.	Human Genome Sciences, Inc.	Seattle Genetics Inc.
Arena Pharmaceuticals, Inc.	Incyte Corp.	Senomyx Inc.
Ariad Pharmaceuticals Inc.	Isis Pharmaceuticals Inc.	Vertex Pharmaceuticals, Inc.
Array BioPharma Inc	Lexicon Genetics Inc.	Xenoport Inc.
Biocryst Pharmaceuticals Inc.	Maxygen, Inc.	Xoma Ltd.
Cell Genesys Inc.	Medarex, Inc.	Zymogenetics, Inc.

The Compensation Committee benchmarks cash compensation as well as compensation in the form of stock options and restricted stock units. The Compensation Committee uses peer group data primarily to ensure that our executive compensation program as a whole is competitive. Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, the Compensation Committee generally targets total cash and equity compensation at the upper third percentile of the peer company market. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, the Compensation Committee relies on its judgment about each individual rather than adopting a formulaic approach to compensatory decisions.

Elements of Compensation

Our executive compensation program consists of three principal components: base salary, annual cash bonuses (if approved by our Compensation Committee and Board) and equity incentive compensation in the form of stock options and restricted stock units. Our Named Executive Officers are also eligible to participate, on the same basis as other employees, in our 401(k) Retirement Plan, our employee stock purchase plan and our other benefit programs generally available to all employees. Our Named Executive Officers currently do not receive any perquisites.

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Base Salary. The Compensation Committee annually reviews each Named Executive Officer’s base salary and sets such salary based on the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s performance and expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and market pressures.

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Annual Cash Bonus. Our annual cash bonuses are intended to align the Named Executive Officers’ compensation with our business objectives and performance and with the interests of our stockholders and to enable us to retain and reward Named Executive Officers who demonstrate extraordinary performance. Annual cash bonuses are discretionary. Our Compensation Committee sets bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and takes into account the achievement of company-wide and, other than for our Chief Executive Officer, applicable division or department performance objectives. The bonus targets are reviewed annually by the Compensation Committee. The Compensation Committee does not follow percentage allocation or other guidelines related to the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components and instead relies on a more discretionary approach based on the Compensation Committee’s assessment of each Named Executive Officer’s performance and company factors. Whether or not a bonus is paid for any year is within the discretion of our Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies.

In determining annual cash bonuses, the Compensation Committee takes into account the extent to which we achieve the annual company-wide goals that are established by the executive officers and approved by the Compensation Committee and/or our Board and, other than with respect to our Chief Executive Officer, the extent to which each Named Executive Officer’s division or department contributed to the overall success of Exelixis.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to a bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

In 2009, we did not pay any significant signing or promotion bonuses to our Named Executive Officers, nor did we guarantee any bonuses to our Named Executive Officers.

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Equity Incentives. Among other types of equity incentives, our 2000 Equity Incentive Plan provides for the issuance to Named Executive Officers of options to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant and for the award of restricted stock units on terms determined by the Compensation Committee or Board of Directors. We grant stock options and restricted stock units to align Named Executive Officers’ compensation with our long-term performance, thereby linking their compensation to the interests of our stockholders. The Compensation Committee believes that stock options continue to be an effective equity-based tool to motivate our Named Executive Officers to aggressively pursue our long-term strategic goals because options only have value if our stock price increases over time. Stock options are also the most prevalent long-term incentive instrument at our peer companies. The Compensation Committee believes that restricted stock units are an additional effective equity-based tool that became particularly valuable in 2009 in light of the challenging economic and industry environment that created substantial stock price volatility that was not necessarily consistent with company performance. The Compensation Committee believes that restricted stock units are a particularly effective retention tool, and that they also have incentive value since the value of restricted stock units increases as our stock price increases over time. Restricted stock units are becoming an increasingly prevalent long-term incentive instrument at our peer companies. Because of the overall importance to our success of aggressively pursuing our strategic goals, as well as to preserve our cash resources, a significant portion of the Named Executive Officers’ total compensation has been, and is expected to continue to be, comprised of long-term equity-based awards.

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Change in Control and Severance Benefit Plan. Our Change in Control and Severance Benefit Plan, in which all of our Named Executive Officers participate, was adopted in 2005 in order to consolidate our prior change in control and severance benefits with individual executives into a single uniform double-trigger plan for executive officers, to maintain the competitiveness of our executive compensation program and to remove an executive’s potential personal bias against a takeover attempt. We amended our Change in Control and Severance Plan in December 2008 to bring the plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. A description of this plan is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” We adopted a double-trigger plan, in which each plan participant receives benefits under the plan only if the plan participant is terminated without cause or resigns for good reason after a change in control, rather than a single-trigger plan, in which each plan participant would receive benefits under the plan if a change in control occurs or the plan participant resigns for any reason after a change in control. In assessing whether the plan should provide for a single or double trigger, we conducted an analysis of prevailing change in control practices at our peer-companies. We selected the double-trigger because it protects the plan participants from post-change in control events that are not related to the plan participants’ performance, encourages the plan participants to stay throughout a transition period in the event of a change in control and does not provide for benefits for a plan participant who remains with the surviving company in a comparable position.

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Other Benefits. We have a 401(k) Retirement Plan in which substantially all of our employees, including our Named Executive Officers, are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. We match 50% of the first 4% of employee contributions into the 401(k) Retirement Plan. Our employee stock purchase plan allows for qualified employees to purchase shares of our common stock at a price equal to the lower of 85% of the closing price at the beginning of the offering period or 85% of the closing price at the end of each six month purchase period. We provide health care, dental and vision benefits to all full-time employees, including our Named Executive Officers. These and other benefits are available to all employees, subject to applicable laws.

2009 and 2010 Compensation Decisions

General. In determining each Named Executive Officer’s 2009 and 2010 base salaries and target bonuses and cash bonus for 2009, the Compensation Committee considered a number of factors and criteria, including the officer’s historical compensation level, the criticality of each Named Executive Officer’s skill set, each Named Executive Officer’s and Exelixis’ performance during the prior year, each Named Executive Officer’s expected future contributions, market and benchmark data for our industry and specific peer group, each Named Executive Officer’s tenure and market pressures.

In addition to the factors and criteria described above, the Compensation Committee gave consideration to our available cash resources, the prolonged economic downturn, the deterioration of the capital markets and the related limitations on stockholder returns. The Compensation Committee sought to balance these factors with the Compensation Committee’s desire to reward our employees, including the Named Executive Officers, for their performance in 2009 and to provide an incentive for future performance, including in light of the prior year’s compensation decisions, which were significantly impacted by economic and market conditions and resulted in lower levels of short and long-term compensation to our Named Executive Officers than could have been supported by each of the Named Executive Officer’s and our overall performance.

Consistent with the Compensation Committee’s philosophy of maintaining compensation levels that attract and retain the highest caliber executives, in its 2009 and 2010 compensation decisions to date, the Compensation Committee generally targeted base salary, target bonus amount and total cash compensation for each Named Executive Officer at a level competitive with approximately the upper third of similarly situated executive officers at companies included in our peer company market and in the market surveys reviewed by the Compensation Committee. The Compensation Committee also reviewed historical compensation levels for our Named Executive Officers and similarly situated executive officers at our peer companies in order to ascertain any trends in executive officer compensation.

The Compensation Committee generally makes compensation decisions related to Named Executive Officers once a year, as well as, if appropriate, in connection with new hires and promotions during the year. In late 2008, the Compensation Committee determined to make compensation decisions with respect to performance in a given year during the first quarter of the following year. However, in light of the expiration of our 2000 Equity Incentive Plan in January 2010, the Compensation Committee made compensation decisions with respect to long-term incentive awards under our 2000 Equity Incentive Plan in December 2009 rather than in the first quarter of 2010.

In early 2009, in order to preserve our available cash resources, particularly in light of economic and market conditions, the Compensation Committee determined not to adjust the Named Executive Officers’ base salaries or target bonus levels for 2009 from 2008 levels. For 2010, the Compensation Committee determined to increase the Named Executive Officers’ base salaries by 3.5%, which was consistent with the approach taken for employees generally, and maintained target bonus levels at 2009 levels. The Compensation Committee determined that the 3.5% increase in salaries was appropriate in light of the decision not to increase salaries in 2009 and its assessment of practices of companies in our peer group.

In determining bonus awards for 2009, the Compensation Committee considered our 2009 corporate, research and development and business goals, which included:

•	advancing our XL184 development program, including specific activity with respect to clinical trials of XL184 for the treatment of glioblastoma and medullary thyroid cancer;

•	meeting goals for XL281 established under our collaboration with Bristol-Myers Squibb Company;

•	reaching go/no-go decisions for XL019 and XL228;

•	determining the maximum tolerated dose in the phase 1 clinical trial of XL888;

•	completing transfer of XL518 to Genentech;

•	completing enrollment in the ongoing phase 1 clinical trials for XL147 and XL765;

•	delivering third IND-ready oncology compound to Bristol-Myers Squibb Company under our oncology collaboration;

•	advancing four development compounds, including in support of current and potential collaborations;

•	raising more than a specified amount of cash from new business development activity;

•	reducing fixed costs;

•	exploring refinancing of our debt to GlaxoSmithKline and equity options;

•	ending 2009 with more than a designated amount of cash; and

•	keeping 2009 net burn at less than a specified amount.

In particular, the Compensation Committee noted the following accomplishments:

•	progress in the clinical development of XL184 for the treatment of glioblastoma and medullary thyroid cancer;

•	development and implementation of the manufacturing process for XL184 drug substance;

•	entry into collaborations with sanofi-aventis and Boehringer Ingelheim GmbH;

•	progress with respect to XL281 under our collaboration with Bristol-Myers Squibb Company;

•	reached go/no-go decision for XL019 and anticipate reaching decision for XL228 in the first quarter of 2010;

•	anticipate determining maximum tolerated dose in the phase 1 clinical trial of XL888 in the first quarter of 2010;

•	completed the transfer of IND to Genentech in the first quarter of 2009;

•	progress in the clinical development of XL147 and XL765 and manufacturing of related clinical supplies;

•	advanced multiple development compounds, including in support of current collaborations and ongoing collaboration discussions;

•	participated in multiple scientific and medical conferences;

•	raised more than $175 million from new business development activity;

•	reduced fixed costs;

•	ended 2009 with more than $220 million in cash resources; and

•	completed 2009 with net cash burn (as used internally by the company) of approximately $63 million.

In March 2010, the Compensation Committee determined that while the company performed well in 2009 and achieved most of our goals, all of our 2009 goals were not fully achieved. Accordingly, and also taking into consideration the restructuring that we implemented in March 2010, the Compensation Committee did not consider it appropriate to pay bonuses at 100% of target amounts. The Compensation Committee ultimately determined that 80% represented a reasonable estimate of the extent to which we had met our goals for 2009 and an appropriate basis from which to make bonus determinations. The Compensation Committee also noted that our management was targeting bonuses of approximately 80% of target amounts for employees generally in order to appropriately reward employees for strong performance in 2009 and incent employees for 2010, particularly in light of the restructuring implemented in March 2010 and our decision to generally pay bonuses for 2008 performance at up to 50% below target amounts.

The Compensation Committee’s determination of cash bonuses for 2009 for the Named Executive Officers, including our Chief Executive Officer, took into account its assessment of Exelixis’ performance as described above, and each Named Executive Officer’s performance. While the Compensation Committee considered our general bonus guidelines, the Compensation Committee exercised broad discretion in determining the amount of each Named Executive Officer’s cash bonus for 2009.

The Compensation Committee set the 2010 target bonus percentages for each Named Executive Officer at the same levels as in 2009 due to the Compensation Committee’s assessment that such target bonus percentages remained consistent with target bonus levels of comparable positions in our peer companies and provided the appropriate level of potential cash bonus compensation. The target bonus amounts are intended to serve only as general guidelines for awarding actual bonuses and are not designed to set formulaic payout levels. In March 2010, the Board also reviewed our goals and objectives for 2010. Our 2010 goals include objectives related to: advancement of clinical development of XL184, XL147, XL765; securing funding through business development transactions and potentially other financing activities; support of ongoing collaborations; progress in additional clinical and development programs; reduction in unfunded expenses; and ending 2010 with appropriate cash resources.

In December 2009, the Compensation Committee granted restricted stock unit awards (“RSUs”) and stock options (“Options” and together with the RSUs, the “Awards”) to our Named Executive Officers under our 2000 Equity Incentive Plan. The Awards were intended as both a reward for past individual and corporate performance and as an incentive for future performance. Due principally to the expiration of our 2000 Equity Incentive Plan in January 2010 together with our expectation that we would not seek approval for a new equity compensation plan at our 2010 annual meeting of stockholders, and the Compensation Committee’s desire to provide an appropriate level of long-term equity-based compensation, the Compensation Committee, following discussion with the Board, determined to grant to our employees, including the Named Executive Officers, equity awards that in the aggregate represent two years of historical year-end equity awards (i.e., for both fiscal 2009 and 2010). The Awards were intended to provide an appropriate amount of ongoing equity-based incentive compensation through 2010 given the near-term expiration of the 2000 Equity Incentive Plan in January 2010 and the lack thereafter of a stockholder-approved equity compensation plan from which appropriate equity-based incentive awards could be granted to existing employees in 2010. In this regard, given the lack of a stockholder- approved equity compensation plan after expiration of the 2000 Equity Incentive Plan in January 2010, we do not anticipate that any additional equity awards will be granted during the balance of 2010 to our employees, including the Named Executive Officers, other than to new employees as inducements material to becoming employees pursuant to our recently-adopted 2010 Inducement Award Plan. The Compensation Committee also determined that instead of only granting stock options as has been our historical practice, it would also approve the grant of RSUs covering fewer shares than would otherwise be subject to stock options as a form of equity compensation, principally in order to reduce potential dilution to existing stockholders from the Awards and because of emerging trends among life sciences companies to use RSUs as part of their long-term equity compensation programs, as well as other factors discussed under “Elements of Compensation—Equity Incentives” above. The Compensation Committee determined that each RSU represents the value of an option to acquire twice as many shares.

The Compensation Committee concluded that Options should represent a higher percentage of the Awards to the Named Executive Officers than RSUs because of its view that the Options would better align Named Executive Officer and stockholder interests than RSUs. The Compensation Committee accordingly concluded that 75% of the value of the Awards to the Named Executive Officers should be Options and 25% should be RSUs.

In determining the amount of the Awards granted to the Named Executive Officers, the Compensation Committee considered the factors discussed above, each Named Executive Officer’s contributions during 2009 and expected contributions during 2010, the number of shares of our common stock subject to outstanding options already held by each Named Executive Officer and the percentage of vested versus unvested options held by each Named Executive Officer. The Compensation Committee also considered that a significant percentage of the options held by the Named Executive Officers have exercise prices well in excess of our then current stock price, and that the Named Executive Officers were not eligible to participate in an option exchange program that was made available to employees during 2009. The Compensation Committee also reviewed market and benchmark data for our industry and specific peer group in an effort to better align equity compensation with our peer companies by establishing competitive equity award targets. The Compensation Committee concluded that the Awards to the Named Executive Officers represented the correct balance among the goals of providing meaningful incentives to continue to perform at a high level, providing rewards for performance in 2009, supporting employee retention, efficiently using the remaining shares available under the 2000 Equity Incentive Plan and minimizing dilution to our stockholders.

Each RSU granted to the Named Executive Officers represents a contractual right to receive one share of our common stock (subject to adjustment for certain specified changes in our capital structure). In the event that one or more RSUs vest, we will deliver one share of our common stock for each RSU that has vested. The Options granted to the Named Executive Officers have an exercise price of $7.18 per share, the fair market value of our common stock on the date of grant, and expire 10 years from the date of grant or earlier upon termination of service with us. The RSUs granted to the Named Executive Officers vest as to 1/4th of the original number of shares subject to the RSUs on February 15, 2011, and thereafter as to 1/16th of the original number of shares subject to the RSUs on each succeeding May 15, August 15, November 15 and February 15. The Options granted to the Named Executive Officers vest as to 1/4th of the original number of shares subject to the Option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the Option on each monthly anniversary of the grant date. Vesting of the Awards will cease upon termination of service as an employee for any reason. Each of the Named Executive Officers is a party to our Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the Awards in the event of certain specified change in control events involving us.

Compensation for the Chief Executive Officer. In determining Dr. Scangos’ 2009 and 2010 base salaries and target bonuses, cash bonus for 2009 and December 2009 Award grants, the Compensation Committee considered the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above, as well as the factors discussed below.

The Compensation Committee maintained Dr. Scangos’ base salary and target bonus for 2009 at 2008 levels ($850,000 and 60%, respectively), as discussed under the heading “—2009 and 2010 Compensation Decisions—General” above. In March 2010, the Compensation Committee, following delegation of authority from the Board, approved a merit increase of approximately 3.5% to Dr. Scangos’ 2009 base salary (to $879,750 in 2010). The increase in Dr. Scangos’ base salary was based on the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above and was consistent on a percentage basis with the merit salary increases for 2010 approved for the other Named Executive Officers. The Compensation Committee considered the base salaries of chief executive officers at companies that it considered comparable as a factor in its determination of Dr. Scangos’ base salary for 2010, but it did not specifically benchmark Dr. Scangos’ base salary to a particular peer group.

In assessing cash bonus and long-term equity-based compensation for Dr. Scangos for his 2009 performance, the Compensation Committee noted that we had a number of positive events during 2009, including the advancement of our clinical pipeline, new collaborations with sanofi-aventis and Boehringer Ingelheim that brought in significant cash and the transfer of XL518 to Genentech. The Compensation Committee further noted that our stock price generally had improved during the course of year. The Compensation Committee concluded that our successes in 2009 were significantly driven by Dr. Scangos’ leadership, which should be rewarded, but that we did not fully achieve all of our objectives in 2009. Additionally, the Compensation Committee noted that we are at a critical stage in the advancement of our business, and we will continue to face challenging decisions in 2010 and thereafter as we seek to aggressively and selectively advance product candidates through clinical development. The Compensation Committee believes that the compensation of our Chief Executive Officer should be driven largely by these company-level factors rather than individual performance. The Compensation Committee also determined that it would be appropriate to use long-term equity based compensation more significantly than short-term cash bonus compensation in rewarding our Chief Executive Officer’s 2009 performance in light of its view that our Chief Executive Officer receives a competitive level of cash compensation through his base salary and in order to more fully align our Chief Executive Officer’s compensation with our ability to successfully manage the challenges, and take advantage of the opportunities, for our business in 2010 and thereafter.

Consistent with the foregoing determinations, in March 2010, the Compensation Committee, following delegation of authority from the Board, approved a cash bonus of $300,000 for Dr. Scangos’ performance in 2009. Dr. Scangos’ target bonus for 2009 was 60% of his base salary, and the actual bonus paid to Dr. Scangos represented approximately 35% of his base salary, or approximately 60% of his target bonus amount. In December 2009, the Compensation Committee, following delegation of authority from the Board, approved the grant to Dr. Scangos of 101,050 RSUs and an Option to purchase 606,300 share of our common stock.

Compensation of the Other Named Executive Officers. The Compensation Committee reviewed the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above for each of the other Named Executive Officers.

Dr. Morrissey. The Compensation Committee maintained Dr. Morrissey’s base salary and target bonus for 2009 at 2008 levels ($484,629 and 50%, respectively), as discussed under the heading “—2009 and 2010 Compensation Decisions—General” above. In recognition of Dr. Morrissey’s contributions, in March 2010, the Compensation Committee, following delegation of authority from the Board, approved an aggregate merit increase of 3.5% to Dr. Morrissey’s 2009 base salary (to $501,591 in 2010). The increase in Dr. Morrissey’s base salary was based on the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above and was consistent on a percentage basis with the merit salary increases for 2010 approved for the other Named Executive Officers.

In March 2010, the Compensation Committee, following delegation of authority from the Board, approved a cash bonus of $218,083 for Dr. Morrissey’s performance in 2009. Dr. Morrissey’s target bonus for 2009 was 50% of his base salary, and the actual bonus paid to Dr. Morrissey represented approximately 45% of his base salary, or approximately 90% of his target bonus amount. In awarding a bonus in excess of the generally applicable 80% of target, the Compensation Committee noted that XL184, our lead compound, had progressed rapidly during 2009 under Dr. Morrissey’s leadership. The Compensation Committee also noted that Dr. Morrissey had played a major role in our new collaborations with sanofi-aventis and Boehringer Ingelheim and the continued development of our relationships with our current collaborators. The Compensation Committee determined that Dr. Morrissey’s leadership of our research and development organization would be essential during 2010 for the continued advancement of XL184 towards commercialization, which if successful, would be our first marketed drug. The Compensation Committee also determined that Dr. Morrissey’s efforts would be necessary to drive the advancement of our other compounds, which would be essential for our future business development efforts. In December 2009, the Compensation Committee, following delegation of authority from the Board, approved the grant to Dr. Morrissey of 50,000 RSUs and an Option to purchase 300,000 shares of our common stock, based on the same factors that were considered with respect to Dr. Morrissey’s cash bonus.

Ms. Heller. Ms. Heller joined Exelixis in August 2008, and the Compensation Committee maintained Ms. Heller’s base salary and target bonus for 2009 at 2008 levels ($410,000 and 45%, respectively), as discussed under the heading “—2009 and 2010 Compensation Decisions—General” above. In recognition of Ms. Heller’s contributions, in March 2010, the Compensation Committee, following delegation of authority from the Board, approved a merit increase of 3.5% to Ms. Heller’s 2009 base salary (to $424,350 in 2010). The salary increase for Ms. Heller in 2010 was based on the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above and was consistent on a percentage basis with the merit salary increases for 2010 approved for the other Named Executive Officers.

In March 2010, the Compensation Committee, following delegation of authority from the Board, approved a cash bonus of $166,050 for Ms. Heller’s performance in 2009. Ms. Heller’s target bonus for 2009 was 45% of her base salary, and the actual bonus paid to Ms. Heller represented approximately 41% of her base salary, or approximately 90% of her target bonus amount. In awarding a bonus in excess of the generally applicable 80% of target, the Compensation Committee determined that our business development function had performed well in 2009 under Ms. Heller’s leadership. The Compensation Committee noted, in particular, that Ms. Heller played a significant role in generating our new collaborations with sanofi-aventis and Boehringer Ingelheim. The Compensation Committee determined that Ms. Heller’s efforts to generate additional collaborations would be essential to allowing us to meet our future business and financial objectives. In December 2009, the Compensation Committee, following delegation of authority from the Board, approved the grant to Ms. Heller of 50,000 RSUs and an Option to purchase 300,000 shares of our common stock, based on the same factors that were considered with respect to Ms. Heller’s cash bonus.

Mr. Karbe. The Compensation Committee maintained Mr. Karbe’s base salary and target bonus for 2009 at 2008 levels ($411,950 and 45%, respectively), as discussed under the heading “—2009 and 2010 Compensation

Decisions—General” above. In recognition of Mr. Karbe’s contributions, in March 2010, the Compensation Committee, following delegation of authority from the Board, approved a merit increase of 3.5% to Mr. Karbe’s 2009 base salary (to $426,368 in 2010). The increase in Mr. Karbe’s base salary was based on the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above and was consistent on a percentage basis with the merit salary increases for 2010 approved for the other Named Executive Officers.

In March 2010, the Compensation Committee, following delegation of authority from the Board, approved a cash bonus of $150,000 for Mr. Karbe’s performance in 2009. Mr. Karbe’s target bonus for 2009 was 45% of his base salary, and the actual bonus paid to Mr. Karbe represented approximately 36% of his base salary, or approximately 80% of his target bonus amount, consistent with the Compensation Committee’s determination that it would be generally appropriate to award bonuses in the amount of approximately 80% of target bonus amounts, as discussed under the heading “—2009 and 2010 Compensation Decisions—General” above. The Compensation Committee noted that Mr. Karbe performed well in his respective area of responsibility and contributed to our successes in 2009, and that the efforts of Mr. Karbe also would continue to be important in 2010 as we focus our efforts on advancing XL184 towards commercialization and managing our cash resources. In December 2009, the Compensation Committee, following delegation of authority from the Board, approved the grant to Mr. Karbe of 31,250 RSUs and an Option to purchase 187,500 shares of our common stock, based on the same factors that were considered with respect to Mr. Karbe’s cash bonus.

Dr. Schwab. The Compensation Committee maintained Dr. Schwab’s base salary and target bonus for 2009 at 2008 levels ($404,250 and 45%, respectively), as discussed under the heading “—2009 and 2010 Compensation Decisions—General” above. In recognition of Dr. Schwab’s contributions, in March 2010, the Compensation Committee, following delegation of authority from the Board, approved a merit increase of 3.5% to Dr. Schwab’s 2009 base salary (to $418,399 in 2010). The salary increase for Dr. Schwab was based on the factors and criteria described under the heading “—2009 and 2010 Compensation Decisions—General” above and was consistent on a percentage basis with the merit salary increases for 2010 approved for the other Named Executive Officers.

In March 2010, the Compensation Committee, following delegation of authority from the Board, approved a cash bonus of $145,530 for Dr. Schwab’s performance in 2009. Dr. Schwab’s target bonus for 2009 was 45% of her base salary, and the actual bonus paid to Dr. Schwab represented approximately 36% of her base salary, or approximately 80% of her target bonus amount, consistent with the Compensation Committee’s determination that it would be generally appropriate to award bonuses in the amount of approximately 80% of target bonus amounts, as discussed under the heading “—2009 and 2010 Compensation Decisions—General” above. The Compensation Committee noted that Dr. Schwab performed well in her respective area of responsibility and contributed to our successes in 2009, and that the efforts of Dr. Schwab also would continue to be important in 2010 as we focus our efforts on advancing XL184 towards commercialization. In December 2009, the Compensation Committee, following delegation of authority from the Board, approved the grant to Dr. Schwab of 35,000 RSUs and an Option to purchase 210,000 shares of our common stock, based on the same factors that were considered with respect to Dr. Schwab’s cash bonus.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, we are required to estimate and record an expense for each award of equity compensation (including stock options and restricted stock units) over the vesting period of the award. As long as stock options and restricted stock units remain as the sole components of our long-term compensation program, we expect to record stock-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock to our executive officers in lieu of stock option grants and/or restricted stock unit awards.

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1.0 million of compensation paid to certain executive officers in a calendar year. Compensation above $1.0 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

It is the opinion of the Compensation Committee that the aforementioned compensation policies and elements provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining progressive, balanced and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

Summary of Compensation

The following table shows for the fiscal years ended January 1, 2010, January 2, 2009 and December 28, 2007 compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at January 1, 2010 (the “Named Executive Officers”).

Summary Compensation Table for Fiscal 2009

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)		Total ($)
George A. Scangos, Ph.D.	2009	850,000	300,000	725,539	2,673,644	4,900		4,554,083
President and Chief Executive Officer	2008	848,731	255,000	—	574,980	4,600		1,683,311
	2007	794,135	477,000	—	2,093,000	2,599		3,366,734

Michael M. Morrissey, Ph.D	2009	484,629	218,083	359,000	1,258,193	4,900		2,324,805
President of Research and Development	2008	483,612	121,157	—	143,745	4,600		753,114
	2007	439,802	220,395	—	1,046,500	4,500		1,711,197

Frank L. Karbe	2009	411,950	150,075	224,375	811,163	6,190		1,603,753
Executive Vice President and Chief Financial Officer	2008	411,328	92,689	—	143,745	4,119		651,881
	2007	376,018	173,304	—	915,470	—		1,464,792

Frances K. Heller, J.D. (6)	2009	410,000	166,050	359,000	1,297,860	27,328	(7)	2,260,238
Executive Vice President, Business Development	2008	159,269	192,250	—	872,386	19,385	(7)	1,243,290
	2007	—	—	—	—	—		—

Gisela M. Schwab, M.D.	2009	404,250	145,609	251,300	900,569	4,900		1,706,628
Executive Vice President and Chief Medial Officer	2008	403,402	90,956	—	143,745	4,600		642,703
	2007	367,164	128,625	—	1,046,500	4,500		1,546,789

(1)	The compensation reflected in the Summary Compensation Table for fiscal 2009, 2008 and 2007 reflects a 53-week period, a 52-week period and a 52-week period, respectively.
(2)	Bonuses for services rendered during the indicated fiscal years by the Named Executive Officers are included in the Bonus column. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division or department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be Non-Equity Incentive Plan Compensation.
(3)	Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for restricted stock unit awards as computed in accordance with ASC 718 which uses the fair market value based on the date of grant and typically vests this expense over approximately four years. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No restricted stock unit awards were forfeited by any of our Named Executive Officers during the indicated fiscal years.
(4)	Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for option awards as computed in accordance with ASC 718. The assumptions used to calculate the value of option awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2010 filed with the SEC on March 10, 2010. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of our Named Executive Officers during the indicated fiscal years. There can be no assurance that the stock option awards will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the ASC 718 value shown in this column.

(5)	Unless otherwise indicated, the amounts in this column consist of matching contributions made by us under our tax-qualified 401(k) Retirement Plan, which provides for broad-based employee participation.
(6)	Ms. Heller joined Exelixis in August 2008.
(7)	Includes reimbursements to Ms. Heller for relocation expenses in the amount of $19,385 and $26,382 in fiscal 2008 and 2009, respectively.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended January 1, 2010, certain information regarding grants of plan-based awards to the Named Executive Officers:

Grants of Plan-Based Awards in Fiscal 2009

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
George A. Scangos, Ph.D.	2/26/2009	—	100,000	4.42	264,450
	12/9/2009	—	606,300	7.18	2,409,194
	12/9/2009	101,050	—	—	725,539

Michael M. Morrissey, Ph.D.	2/26/2009	—	25,000	4.42	66,113
	12/9/2009	—	300,000	7.18	1,192,080
	12/9/2009	50,000	—	—	359,000

Frank L. Karbe	2/26/2009	—	25,000	4.42	66,113
	12/9/2009	—	187,500	7.18	745,050
	12/9/2009	31,250	—	—	224,375

Frances K. Heller, J.D.	2/26/2009	—	40,000	4.42	105,780
	12/9/2009	—	300,000	7.18	1,192,080
	12/9/2009	50,000	—	—	359,000

Gisela M. Schwab, M.D.	2/26/2009	—	25,000	4.42	66,113
	12/9/2009	—	210,000	7.18	834,456
	12/9/2009	35,000	—	—	251,300

(1)

Restricted stock unit awards were granted under our 2000 Equity Incentive Plan. The restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on February 15, 2011 and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding May15 th, August 15th and November 15th thereafter, with a final vesting date of November 15, 2014. Vested shares will be delivered to the Named Executive Officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(2)

Option awards were granted under our 2000 Equity Incentive Plan. The option award expires 10 years from the date of grant or earlier upon termination of service. The options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)	Amounts shown in this column reflect the aggregate grant date fair value in the indicated fiscal years for restricted stock unit awards as computed in accordance with ASC 718 which uses the fair market value based on the date of grant and typically vests this expense over approximately four years.

Compensation Arrangements

Change in Control and Severance Benefit Plan. Each of our Named Executive Officers is a participant in our Change in Control and Severance Benefit Plan, a description of which is included below under the heading “—Potential Payments Upon Termination or Change-in-Control.” The Change in Control and Severance Benefit Plan supersedes all severance and stock option vesting acceleration arrangements between Exelixis and the Named Executive Officers, including all such arrangements originally provided for under their respective offer letters or employment agreement.

Annual Cash Bonuses. Each year the Compensation Committee considers payment of annual cash bonuses to Named Executive Officers for services rendered in the past year. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each Named Executive Officer’s annual cash bonus that is tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each Named Executive Officer’s division or department contributed to the overall success of Exelixis. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of SEC rules. The bonus targets for the year ended January 1, 2010 were $510,000 for Dr. Scangos, $242,315 for Dr. Morrissey, $185,378 for Mr. Karbe, $184,500 for Ms. Heller and $181,913 for Dr. Schwab. Whether or not a bonus is paid for any year is within the discretion of the Board or Compensation Committee upon delegation by the Board. The actual bonus awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of our company-wide objectives. In awarding bonuses, the Compensation Committee also reviews total cash compensation (base salary and bonus) awarded to similarly situated executive officers at our peer companies. The actual cash bonus award earned for the year ended January 1, 2010 for each Named Executive Officer is set forth in the Summary Compensation Table above. For a description of the payment of bonuses to Named Executive Officers under our compensation program, see “—Compensation Discussion and Analysis” above.

Stock Awards and Option Awards. Our 2000 Equity Incentive Plan, which expired on January 26, 2010, provided for the grant of restricted stock units and compensatory stock options to our Named Executive Officers and other employees. The exercise price for the stock options granted on February 26, 2009 and on December 9, 2009 is $4.42 and $7.18 per share, respectively, the closing price of Exelixis’ common stock on those respective grant dates. The options granted on February 26, 2009 and December 9, 2009 vest as to 1/4th of the original number of shares subject to the option on February 26, 2010 and December 9, 2010, respectively, and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary thereafter until fully vested on February 26, 2013 and December 9, 2010, respectively. Such options expire on February 26, 2019 and December 9, 2010, respectively, unless they are forfeited or expire earlier upon termination of service. As a general matter, the vested portion of options granted to our Named Executive Officers will expire three months after the named executive officer’s last day of employment with us, subject to extension in certain termination situations are described under “Potential Payments Upon Termination or Change-in-Control” below. Events that can accelerate the vesting of Exelixis’ stock options are also described below under “—Potential Payments Upon Termination or Change-in-Control”. For more information regarding grants of restricted stock units and stock options to our Named Executive Officers, please see “—Compensation Discussion and Analysis” above.

Other Compensatory Arrangements. Please see “Compensation Discussion and Analysis—Elements of Compensation—Other Benefits” above for a description of other executive compensatory arrangements, including our 401(k) Retirement Plan and other benefits.

Outstanding Equity Awards at Fiscal Year–End

The following table shows for the fiscal year ended January 1, 2010 certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers. None of our Named Executive Officers exercised any options during the fiscal year ended January 1, 2010, nor did any restricted stock units or other stock awards held by Named Executive Officers vest during the fiscal year ended January 1, 2010.

Outstanding Equity Awards at January 1, 2010

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable
George A. Scangos, Ph.D.	12/6/2000	250,000	0		18.81	1/14/2011
	12/3/2001	350,000	0		15.85	12/2/2011
	1/29/2003	400,000	0		6.46	1/28/2013
	12/10/2003	200,000	0		6.27	12/9/2013
	12/13/2004	350,000	0		8.92	12/12/2014
	12/12/2005	1,000,000	0		8.90	12/11/2015
	12/8/2006	300,000	100,000	(4)	8.99	12/7/2016
	12/6/2007	200,000	200,000	(5)	9.91	12/5/2017
	12/16/2008	50,000	150,000	(6)	5.04	12/15/2018
	2/26/2009	0	100,000	(7)	4.42	2/25/2019
	12/9/2009	0	606,300	(8)	7.18	12/8/2019
	12/9/2009						101,050	(9)	744,739

Michael M. Morrissey, Ph.D.	12/6/2000	20,000	0		18.81	1/14/2011
	12/3/2001	50,000	0		15.85	12/2/2011
	1/29/2003	85,000	0		6.46	1/28/2013
	12/10/2003	150,000	0		6.27	12/9/2013
	12/13/2004	100,000	0		8.92	12/12/2014
	12/12/2005	300,000	0		8.90	12/11/2015
	12/8/2006	150,000	50,000	(4)	8.99	12/7/2016
	12/6/2007	100,000	100,000	(5)	9.91	12/5/2017
	12/16/2008	12,500	37,500	(6)	5.04	12/15/2018
	2/26/2009	0	25,000	(7)	4.42	2/25/2019
	12/9/2009	0	300,000	(8)	7.18	12/8/2019
	12/9/2009						50,000	(9)	368,500

Frank L. Karbe	2/15/2004	200,000	0		8.00	2/14/2014
	2/24/2004	25,000	0		8.18	2/23/2014
	12/13/2004	85,000	0		8.92	12/12/2014
	12/12/2005	200,000	0		8.90	12/11/2015
	12/8/2006	75,000	25,000	(4)	8.99	12/7/2016
	7/9/2007	36,250	23,750	(10)	11.93	7/8/2017
	12/6/2007	50,000	50,000	(5)	9.91	12/5/2017
	12/16/2008	12,500	37,500	(6)	5.04	12/15/2018
	2/26/2009	0	25,000	(7)	4.42	2/25/2019
	12/9/2009	0	187,500	(8)	7.18	12/8/2019
	12/9/2009						31,250	(9)	230,313

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable

Frances K. Heller, J.D.	8/1/2008	65,519	119,481	(11)	7.12	7/31/2018
	12/16/2008	12,500	37,500	(6)	5.04	12/15/2018
	2/26/2009	0	40,000	(7)	4.42	2/25/2019
	12/9/2009	0	300,000	(8)	7.18	12/8/2019
	12/9/2009						50,000	(9)	368,500

Gisela M. Schwab, M.D.	9/1/2006	145,833	29,167	(12)	9.73	8/31/2016
	12/8/2006	33,000	11,000	(4)	8.99	12/7/2016
	12/6/2007	100,000	100,000	(5)	9.91	12/5/2017
	12/16/2008	12,500	37,500	(6)	5.04	12/15/2018
	2/26/2009	0	25,000	(7)	4.42	2/25/2019
	12/9/2009	0	210,000	(8)	7.18	12/8/2019
	12/9/2009						35,000	(9)	257,950

(1)

Option awards were granted under our 2000 Equity Incentive Plan. The option award expires 10 years from the date of grant or earlier upon termination of service. The options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change in Control” below.

(2)

Restricted stock unit awards were granted under our 2000 Equity Incentive Plan. The restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on the first established quarterly vesting date following the one year anniversary of the grant date, or February 15, 2011, and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding quarterly vesting date thereafter until fully-vested. Vested shares will be delivered to the Named Executive Officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “—Potential Payments Upon Termination or Change-in-Control” below.

(3)	Due to the federal holiday on January 1, 2010, for purposes of determining market value, we assumed a stock price of $7.37, the closing sale price per share of our common stock on December 31, 2009, the last business day of our last fiscal year.
(4)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 8, 2010 (assuming that such options are not accelerated).

(5)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 6, 2011 (assuming that such options are not accelerated).

(6)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 16, 2012 (assuming that such options are not accelerated).

(7)

Options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of February 26, 2013 (assuming that such options are not accelerated).

(8)

Options vest as to 1/4th of the original number of shares subject to the option on the one-year anniversary of the vesting commencement date and thereafter as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of December 9, 2013 (assuming that such options are not accelerated).

(9)

Restricted stock units vest as to 1/4th of the original number of shares subject to the restricted stock unit award on February 15, 2010 and thereafter as to 1/16th of the original number of shares subject to the restricted stock unit award on each succeeding May 15th, August  15th and November 15th thereafter with a final vesting date of November 15, 2014 (assuming that such restricted stock units are not accelerated).

(10)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of July 9, 2011 (assuming that such options are not accelerated).

(11)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of August 1, 2012 (assuming that such options are not accelerated).

(12)

Options vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the vesting commencement date with a final vesting date of September 1, 2010 (assuming that such options are not accelerated).

Potential Payments Upon Termination or Change-in-Control

In December 2005, the Board, upon recommendation of the Compensation Committee, adopted a Change in Control and Severance Benefit Plan that provides for certain severance benefits to our officers in connection with specified termination events. Eligible plan participants may include any employee having a rank of vice president or above, which includes the Named Executive Officers. We amended our Change in Control and Severance Plan in December 2008 to bring the plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

If a Named Executive Officer’s employment terminates due to an involuntary termination without cause or a constructive termination during a period starting one month prior to and ending 13 months following a change in control, then the Named Executive Officer would be entitled to the following benefits under the plan:

•

a cash payment paid in installments pursuant to our regularly scheduled payroll periods equal to the sum of the Named Executive Officer’s base salary and target bonus for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer;

•

the vesting of up to all of the Named Executive Officer’s options and restricted stock units will accelerate in full and the exercise period of such options will be extended to the later of (i) 12 months after the change in control and (ii) the post-termination exercise period provided for in the applicable option agreement; the plan also provides that any reacquisition or repurchase rights held by us in respect of common stock issued or issuable pursuant to any stock awards granted under our 2000 Equity Incentive Plan will lapse;

•

payment of COBRA premiums for any health, dental or vision plan sponsored by Exelixis for a period of up to (i) 18 months for Named Executive Officers (other than the Chief Executive Officer) and (ii) 24 months for the Chief Executive Officer; and

•

payment of outplacement services for (i) 18 months for Named Executive Officers (other than the Chief Executive Officer), subject to a $30,000 limit and (ii) 24 months for the Chief Executive Officer, subject to a $50,000 limit.

The payments and benefits described above are subject to certain reductions and offsets if, for example, the Named Executive Officer received other severance benefits from us pursuant to a written employment agreement. In addition, if any of the severance benefits payable under the plan would constitute a “parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, a Named Executive

Officer may receive a reduced amount of the affected severance benefits (the plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Internal Revenue Code). No Named Executive Officer would receive benefits under the plan if (i) the Named Executive Officer has entered into an individually negotiated employment agreement that provides for severance or change in control benefits, (ii) the Named Executive Officer voluntarily terminates employment with us to accept employment with another entity that is controlled by us or is otherwise affiliated with us or (iii) the Named Executive Officer does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information. In addition, as a general matter, in order to be eligible to receive benefits under the plan and if requested by Exelixis, a Named Executive Officer must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.

If the employment of any Named Executive Officer, including the Chief Executive Officer, terminates due to (x) a termination without cause more than one month before a change in control or (y) a termination without cause or a constructive termination more than 13 months following a change in control, then the Named Executive Officer would be entitled to receive a cash severance benefit under the plan equal to six months of base salary paid in installments pursuant to our regularly scheduled payroll periods. In such circumstances, we would also pay for a period of up to six months the Named Executive Officer’s COBRA premiums for any health, dental or vision plan that we sponsored and that the Named Executive Officer is enrolled in. However, the Named Executive Officer would not be entitled to any vesting acceleration benefits by virtue of such termination.

Pursuant to our 2000 Equity Incentive Plan, in the event of an asset sale, merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but our common stock is converted by virtue of the merger into other property, then any surviving or acquiring corporation may assume outstanding stock awards or substitute similar stock awards for those under the plan. If any surviving or acquiring corporation refuses to assume such outstanding stock awards or substitute similar stock awards, stock awards held by participants whose service has not terminated will be accelerated in full. In addition, if any person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, then stock awards held by participants whose service has not terminated will be accelerated in full.

The following table sets forth the potential severance payments and benefits under our Change in Control and Severance Benefit Plan to which the Named Executive Officers would be entitled in connection with specified termination events, as if such Named Executive Officers’ employment terminated as of January 1, 2010, the last business day of our last fiscal year. In addition, the table sets forth the amounts to which the Named Executive Officers would be entitled under our 2000 Equity Incentive Plan either (i) in connection with a change in control transaction in which the successor corporation did not assume or substitute outstanding stock awards, or (ii) an entity or group acquired more than 50% of our combined voting power, in each case, as of January 1, 2010. There are no other agreements, arrangements or plans that entitle any Named Executive Officers to severance, perquisites or other enhanced benefits upon termination of employment, other than certain extensions of the termination date to avoid violation of registration requirements under the Securities Act of 1933, as amended, or for the Named Executive Officer’s death or disability.

Potential Payments Upon Termination or Change-in-Control Table

Name	Benefit	Change in Control and Severance Benefit Plan		2000 Equity Incentive Plan
		Involuntary Termination Without Cause or Constructive Termination in Connection with a Change of Control($)(1)	Involuntary Termination Without Cause Before Change in Control Termination Without Cause or Constructive Termination Following a Change in Control($)(2)	Certain Change of Control Transactions without Termination($)(3)
George A. Scangos, Ph.D.	Base Salary	1,759,500	425,000
	Bonus	1,055,700
	Vesting Acceleration(4)	2,204,936		2,204,936
	COBRA Payments	27,347	6,837
	Outplacement Services	50,000

Benefit Total		5,097,483	431,837	2,204,936

Michael M. Morrissey, Ph.D.	Base Salary	726,944	242,315
	Bonus	376,193
	Vesting Acceleration(4)	858,100		858,100
	COBRA Payments	31,656	10,552
	Outplacement Services	30,000

Benefit Total		2,022,893	252,867	858,100

Frank L. Karbe	Base Salary	617,925	205,975
	Bonus	287,799
	Vesting Acceleration(4)	456,188		456,188
	COBRA Payments	10,120	3,373
	Outplacement Services	30,000

Benefit Total		1,402,032	209,348	456,188

Francis K. Heller, J.D.	Base Salary	615,000	205,000
	Bonus	286,436
	Vesting Acceleration(4)	706,250		706,250
	COBRA Payments	7,457	2,486
	Outplacement Services	30,000

Benefit Total		1,645,143	207,486	706,250

Gisela M. Schwab, M.D.	Base Salary	606,375	202,125
	Bonus	282,419
	Vesting Acceleration(4)	488,100		488,100
	COBRA Payments	20,510	6,837
	Outplacement Services	30,000

Benefit Total		1,427,404	208,962	488,100

(1)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause or constructive termination occurred during a period starting one month prior to and ending 13 months following the change in control.
(2)	These benefits would be payable under the Change in Control and Severance Benefit Plan if the involuntary termination without cause occurred more than one month before the change in control or if the termination without cause or a constructive termination occurred more than 13 months following the change in control.
(3)	These benefits would be payable under the 2000 Equity Incentive Plan if either (i) a successor corporation does not assume outstanding stock awards in a change of control transaction or (ii) a person, entity or group acquires beneficial ownership of more than 50% of our combined voting power, and, in each case, the Named Executive Officers do not terminate employment in connection with such a transaction or event.
(4)	Assumes that the triggering event occurred on January 1, 2010, the last day of our last fiscal year. However, due to the federal holiday on January 1, 2010, for purposes of this table, we assumed a stock price of $7.37, the closing sale price per share of our common stock on December 31, 2009, the last business day of our last fiscal year. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated options, the amount equal to (A) the excess of $7.37 over the relevant exercise price of the option, multiplied by (B) the number of shares underlying unvested options at such exercise price as of January 1, 2010 and (ii) aggregating for all accelerated restricted stock units, the amount equal to (X) $7.37 multiplied by (Y) the number of shares underlying the unvested restricted stock units. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification Agreements

As permitted by Delaware law, our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by Exelixis, arising out of such person’s services as a director or executive officer with respect to Exelixis, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Policies and Procedures with Respect to Related Party Transactions

The Board recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interests. In December 2006, the Board adopted a Statement of Policy with respect to transactions entered into with related persons. Under this policy, the Audit Committee has been tasked with responsibility to review and approve related party transactions. The policy provides that management shall present related party transactions to the Audit Committee for approval. The policy does not prevent management from entering into any related party transaction without prior approval of the Audit Committee, so long as such related party transaction is thereafter presented to the Audit Committee for ratification. If ratification is not forthcoming, then management shall make all reasonable efforts to cancel or annul such transaction.

Under the policy, a “related person” includes: any senior officer (including each executive officer or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended) or director of Exelixis; a person who is an immediate family member of a senior officer, director or director nominee; a security holder who is known to own of record or beneficially more than 5% percent of any class of our securities; a person who is an immediate family member of such security holder; or an entity which is owned or controlled by one of the aforementioned persons, or an entity in which one of the aforementioned persons has a substantial ownership interest in or control over of such entity.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Exelixis. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 1, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except as follows: a Form 4 relating to the issuance to Peter Lamb, an executive officer, of an option to purchase Seventy-Five Thousand (75,000) shares of our Common Stock on September 1, 2009 in connection with his promotion to Executive Vice President, Discovery Research and Chief Scientific Officer was not timely filed. A Form 4 reporting the transaction was subsequently filed on November 20, 2009.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Investor Relations, Exelixis, Inc., 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511 or contact Exelixis, Inc., Investor Relations at (650) 837-7000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2010, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Exelixis, Inc., 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ JAMES B. BUCHER
JAMES B. BUCHER
Vice President, Corporate Legal Affairs and Secretary

April 13, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 17, 2010,

the day prior to the annual meeting date.

EXELIXIS, INC.	INTERNET http://www.proxyvoting.com/exel Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

69452

Ú FOLD AND DETACH HERE Ú

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND A VOTE “FOR” PROPOSAL 2.	Please mark your votes as indicated in this example	☒

PROPOSAL 1.	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
To elect the three Class II nominees for director named in the accompanying Proxy Statement to hold office until the 2013 Annual Meeting of Stockholders	☐	☐	☐
Nominees:
01 Carl B. Feldbaum, Esq.
02 Alan M. Garber, M.D., Ph.D.
03 Vincent T. Marchesi, M.D., Ph.D.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

PROPOSAL 2.	FOR	AGAINST	ABSTAIN

To ratify the selection of Ernst & Young LLP as Exelixis’ independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

WILL ATTEND MEETING	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Exelixis, Inc. account online.

Access your Exelixis, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Exelixis, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	•View payment history for dividends

• View certificate history	•Make address changes

• View book-entry information	•Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/exel

Ú  FOLD AND DETACH HERE  Ú

EXELIXIS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2010

The undersigned hereby appoints George A. Scangos, Frank L. Karbe and James B. Bucher, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exelixis, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exelixis, Inc. to be held at the offices of Exelixis, Inc. at 210 East Grand Avenue, South San Francisco, CA 94083-0511 on Tuesday, May 18, 2010 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 69452